EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FD:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC.
ENTERS INTO NEW $400 MILLION
REVOLVING CREDIT AGREEMENT
GLENVIEW, IL, April 11, 2011 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts, today announced that its wholly-owned operating subsidiary, Anixter Inc., refinanced its senior unsecured revolving credit facility on April 8, 2011.
The following key changes have been made to the prior revolving credit agreement:
•	The size of the credit facility has increased from $350 million to $400 million (or the equivalent in Euros).

•	The maturity date of the new agreement will be April 2016.

•	Anixter Inc. will be permitted to upstream funds to Anixter International Inc. for payment of dividends and share repurchases to a maximum of $175 million plus 50 percent of Anixter Inc.’s cumulative net income from the effective date of the new agreement.

•	Anixter Inc. will be allowed to prepay, purchase or redeem indebtedness of Anixter International Inc., provided that its proforma leverage ratio (as defined) is less than or equal to 2.75 to 1.00 and that its unrestricted domestic cash balance plus availability under the revolving credit agreement and the accounts receivable securitization facility is equal to or greater than $175 million.

•	The pricing grid has been adjusted to a leverage based pricing grid. Based on Anixter Inc.’s current leverage ratio, the applicable margin will be Libor plus 200 basis points, similar to the existing agreement.
All other material terms and conditions of the revolving credit agreement, which is guaranteed by Anixter International Inc., are similar to the prior credit agreement.
Commenting on the amendment to the revolving credit facility, Dennis Letham, Executive Vice President — Finance, said, “The increased size and extension of the credit agreement to 2016 solidifies Anixter’s already-strong financial position, ensuring that we have the borrowing capacity to meet increased working capital requirements if higher sales growth is achieved as the global economy continues to recover. Our consistent financial results and strong cash flow, coupled with the expanded credit facility, allow us to both meet scheduled debt maturities and further execute on our strategic initiatives going forward, which includes strategic acquisition opportunities.”

About Anixter
Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1.0 billion in inventory, 3) 228 warehouses with approximately 7.0 million square feet of space, and 4) locations in 263 cities in 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” ”will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, including the severity of current economic and financial market conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, potential impairment of goodwill and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

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